UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                                (AMENDMENT NO. 3)





                   TELECOM CORPORATION OF NEW ZEALAND LIMITED
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                                (NAME OF ISSUER)




                                 ORDINARY SHARES
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                         (TITLE OF CLASS OF SECURITIES)




                                    879278208
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                                 (CUSIP NUMBER)




                                 MARCH 18, 2008
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                          (DATE OF EVENT WHICH REQUIRES
                            FILING OF THIS STATEMENT)




         Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

[_]      Rule 13d-1(b)
[X]      Rule 13d-1(c)
[_]      Rule 13d-1(d)

CUSIP NO. 879278208                    13G                     PAGE 2 OF 6 PAGES

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1         NAME OF REPORTING PERSONS
          S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

          ING Groep N.V.
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2         CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                        (a) [_]
          Not Applicable                                                (b) [_]
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3         SEC USE ONLY

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4         CITIZENSHIP OR PLACE OF ORGANIZATION

          The Netherlands
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                    5   SOLE VOTING POWER
                        91,248,913 (1)(2)(3)
NUMBER OF               --------------------------------------------------------
SHARES              6   SHARED VOTING POWER
BENEFICIALLY            0
OWNED BY EACH           --------------------------------------------------------
REPORTING           7   SOLE DISPOSITIVE POWER
PERSON WITH:            91,248,913 (1)(2)(3)
                        --------------------------------------------------------
                    8   SHARED DISPOSITIVE POWER
                        0
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9         AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          91,248,913
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10        CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                            [_]
          Not applicable
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11        PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.00%
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12        TYPE OF REPORTING PERSON

          HC
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(1) The dispositive and voting power are held through ordinary shares in Telecom Corporation of New Zealand Limited as listed on the NZX.
(2) 86,301,684 shares are held by indirect subsidiaries of ING Groep N.V. in their role as a discretionary manager of client portfolios.
(3) 35,556 shares are held by indirect subsidiaries of ING Groep N.V. in their role as a trustee.

CUSIP NO. 879278208                    13G                     PAGE 3 OF 6 PAGES

ITEM 1(a).          NAME OF ISSUER:

                    Telecom Corporation of New Zealand Limited

ITEM 1(b).          ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

                    Level 8, North Tower
                    Telecom Networks House
                    28 Jervois Quay
                    Wellington, New Zealand Q2 00000

ITEM 2(a).          NAME OF PERSON FILING:

                    ING Groep N.V.

ITEM 2(b).          ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

                    Amstelveenseweg 500
                    1081 KL Amsterdam
                    The Netherlands

ITEM 2(c).          CITIZENSHIP:

                    See item 4 on Page 2

ITEM 2(d).          TITLE OF CLASS OF SECURITIES:

                    Ordinary Shares

ITEM 2(e).          CUSIP NUMBER:

                    879278208

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULES 13d-1(b), OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:
                    (Not Applicable)

         (a) [_] Broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

         (b) [_]    Bank as defined in Section 3(a)(6) of the Exchange Act;

         (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act;

         (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940, as amended (the "Investment Company Act");

         (e) [_]    Investment adviser in accordance with Rule
                    13d-1(b)(1)(ii)(E) under the Exchange Act;

         (f) [_] Employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F) under the Exchange Act;

CUSIP NO. 879278208                    13G                     PAGE 4 OF 6 PAGES



         (g) [_] Parent holding company or control person in accordance with Rule 13d-1(b)(ii)(G) under the Exchange Act;

         (h) [_] Savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

         (i) [_] Church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

         (j) [_] Group in accordance with Rule 13d-1(b)(1)(ii)(J) under the Exchange Act.

ITEM 4.             OWNERSHIP.

         (a) Amount beneficially owned:

                              See item 9 on Page 2

         (b) Percent of class:

                              See item 11 on Page 2

         (c) Number of shares as to which such person has:

                      (i)     Sole power to vote or to direct the vote:

                              See item 5 on Page 2

                      (ii)    Shared power to vote or to direct the vote:

                              See item 6 on Page 2

                      (iii) Sole power to dispose or to direct the disposition of:

                              See item 7 on Page 2

                      (iv) Shared power to dispose or to direct the disposition of:

                              See item 8 on Page 2

ITEM 5.             OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

                    Not Applicable

ITEM 6.             OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER
                    PERSON.

                    Not Applicable

CUSIP NO. 879278208                    13G                     PAGE 5 OF 6 PAGES

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

                    Not Applicable

ITEM 8.             IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                    Not Applicable

ITEM 9.             NOTICE OF DISSOLUTION OF GROUP.

                    Not Applicable

ITEM 10.            CERTIFICATION.

                    By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP NO. 879278208                    13G                     PAGE 6 OF 6 PAGES



                                    SIGNATURE


         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                         March 28, 2008
                                         ---------------------------------------
                                         (Date)


                                         ING GROEP N.V.


                                         By:

                                         /s/ Eric E. Ribbers
                                         ---------------------------------------
                                         (Signature)

                                         Eric E. Ribbers
                                         Senior Compliance Officer
                                         ---------------------------------------
                                         (Name/Title)


                                         /s/ R.M. Fischmann
                                         ---------------------------------------
                                         (Signature)

                                         R.M. Fischmann
                                         Head of Compliance, Regulator &
                                         Industry Body Liaison Netherlands
                                         ---------------------------------------
                                         (Name/Title)